Exhibit 99.1

News Release

Investor Contact

Matt Lee

Sr. Vice President, Finance and Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Mediainquiries@dinebrands.com

Dine Brands Global, Inc. Announces Intention to Refinance Its Series 2019-1 Class A-2-II Fixed Rate Senior Secured Notes and Its Series 2022-1 Class A-1 Variable Funding Senior Notes Through a Securitization

PASADENA, Calif., May 27, 2025 – Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands” or the “Corporation”), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® restaurants and Fuzzy’s Taco Shop®, today announced its intention to refinance its Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes (the “2019-1 Refinancing Notes”) and to refinance its Series 2022-1 Class A-1, Variable Funding Senior Notes (the “2022-1 Refinancing Notes”, together with the 2019-1 Refinancing Notes, the “Existing Notes”). The Series 2023-1 Class A-2, Fixed Rate Senior Secured Notes are not proposed to be refinanced at this time.

As of March 31, 2025, the principal balance of the 2019-1 Refinancing Notes was approximately $594 million and the remaining availability of the 2022-1 Refinancing Notes (which have a maximum outstanding principal amount of $325 million) was $224 million, with $100 million used for outstanding loan borrowings and $1 million pledged against the 2022-1 Refinancing Notes for outstanding letters of credit. As of March 31, 2025, there was $500 million outstanding under the Series 2023-1 Class A-2, Fixed Rate Senior Secured Notes.

Dine Brands intends to replace the Existing Notes with a new securitized financing facility. The net proceeds of the sale of the notes in connection with the new securitized financing facility would be used for repayment of the Existing Notes, transaction costs associated with the refinancing and general corporate purposes.

There can be no assurance regarding the timing of a refinancing transaction, the interest rate at which the Existing Notes would be refinanced, or that a refinancing transaction will be completed.

The New Notes are being sold to qualified institutional buyers in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act. The New Notes have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any state or other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other security, nor shall there be any offer, solicitation or sale of the New Notes or any other security in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands”), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® brands. As of March 31, 2025, these three brands consisted of over 3,500 restaurants across 19 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, among other things: general economic conditions, including the impact of inflation, particularly as it may impact our franchisees directly; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of corporate strategies, including restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees, including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; changes in U.S. government regulations and trade policies, including the imposition of tariffs and other trade barriers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; risks of major natural disasters, including earthquake, wildfire, tornado, flood or a man-made disaster, including terrorism, civil unrest or a cyber incident; risks of volatile and adverse weather conditions as a result of climate change; pandemics, epidemics or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; changes in tax laws; failure to meet investor and stakeholder expectations regarding business responsibility matters; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.